EXHIBIT 99.1

Arbutus Announces Presentations at HepDART 2017

VANCOUVER, British Columbia and WARMINSTER, Pa., Nov. 27, 2017 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq:ABUS), an industry-leading Hepatitis B Virus (HBV) therapeutic solutions company, today announced two oral presentations and one poster presentation at HepDART 2017 being held on December 3 - 7, 2017 in Kona, Hawaii.

Presentations Include:

Oral Presentation: “Controlling HBsAg as a Key Component of a Combination Strategy to Affect an HBV Cure” by Michael J. Sofia, Chief Scientific Officer

  December 5, 2017, 6:50pm - 7:10pm (HST), Shifting the Tide of Drug Development Towards HBV, NASH, and HCC: Battling Giant Killers

  Summary: HBV produces significant quantities of surface antigen (HBsAg)-containing subviral particles, which is believed to play a major role in the immune exhaustion observed in chronic HBV patients, suggesting that reducing or eliminating HBsAg may be critical for developing a curative regimen. An update will be presented on HBsAg reducing strategies for HBV treatment that include lipid nanoparticle (LNP) siRNAs and small molecule RNA destabilizers.  In addition, in vitro and in vivo combination studies of HBsAg reducing agents with other mechanism of action agents will be described.

Oral and Poster Presentation #8: “A Next Generation HBV Capsid Inhibitor, AB-506: In Vitro and In Vivo Antiviral Characterization” by Nagraj Mani, Senior Principal Scientist

  December 5, 2017, 3:30pm - 5:00pm (HST), Poster Session
  December 6, 2017, 12:00pm - 12:10pm (HST), Oral Abstract Session IV

  Summary: Arbutus’ next-generation, highly selective HBV capsid inhibitor AB-506, has the potential to be a best-in-class capsid inhibitor based on its favorable drug-like properties and potent inhibition of HBV replication both in vitro and in vivo. In a HBV cell culture model, AB-506 treatment resulted in empty capsid formation devoid of the viral genome. AB-506’s improved potency is a result of improved binding interaction with the core protein and represents enhanced target engagement compared to earlier capsid inhibitors. This molecule has the potential for once daily oral dosing and is expected to be the subject of a regulatory filing in mid-2018.

These presentations will be available by visiting the Investor section of www.arbutusbio.com and selecting Events and Presentations.

About Arbutus

Arbutus Biopharma Corporation is a biopharmaceutical company dedicated to discovering, developing and commercializing a cure for patients suffering from chronic HBV infection. Arbutus is headquartered in Vancouver, BC, and has facilities in Warminster, PA. For more information, visit www.arbutusbio.com.

Contact Information

Investors
Bruce Cousins
Executive Vice President and Chief Financial Officer
Phone: 604-419-3200
Email: bcousins@arbutusbio.com

Tiffany Tolmie
Manager, Investor Relations
Phone: 604-419-3200
Email: ttolmie@arbutusbio.com

Media
David Schull
Russo Partners
Phone: 858-717-2310
Email: david.schull@russopartnersllc.com